UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 1, 2012
Date of report (date of earliest event reported)

Commission File No.	Name of Registrant, State of Incorporation, Address of Principal Executive Offices, and Telephone No.	IRS Employer Identification No.
001-34407	Deer Consumer Products, Inc. (a Nevada Corporation) Area 2, 1/F, Building M-6, Central High-Tech Industrial Park, Nanshan, Shenzhen, China (86) 755-8602-8285	20-5526104

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Effective as of October 1, 2012, Arnold F. Staloff (“Mr. Staloff”) notified Deer Consumer Products, Inc. (the “Company”) of his decision to resign as a member of the Board of Directors of the Company, as Chairman of the Board’s Audit Committee, and as a member of the Board’s Compensation and Nominating and Corporate Governance Committees. Mr. Staloff’s decision to resign was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

As a result of the resignation of Mr. Staloff, the Company is currently not in compliance with Listing Rules 5605(b)(1) and 5605(c)(2)(A) of the NASDAQ Stock Market LLC. NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2)(A) require, among other things, that a majority of the Board of Directors be comprised of independent directors as defined in Rule 5605(a)(2) and that the Company’s Audit Committee be comprised of at least three members. Following Mr. Staloff’s resignation, the Company’s Board of Directors consists of two independent directors and two non-independent directors, and the Audit Committee is comprised of two members. The Company notified NASDAQ of its noncompliance with the NASDAQ listing rules described above on October 5, 2012.

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The pertinent information contained in Item 3.01 of this Current Report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEER CONSUMER PRODUCTS, INC.

Date: October 5, 2012	/s/ Ying He
Ying He, Chief Executive Officer